CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in Pre-Effective Amendment No. 1 to the Registration Statement (Number 333-195219) on Form N-14 to references to our report dated October 28, 2013 relating to the statement of assets and liabilities of Sound Point Floating Rate Income Fund, including the schedule of investments, as of August 31, 2013, and the related statements of operations, changes in net assets, cash flows and financial highlights for the period December 1, 2012 (commencement of operations) through August 31, 2013 of Sound Point Floating Rate Income Fund, appearing in the Annual Report on Form N-CSR and to the reference to our Firm under the captions “Independent Accountants”, “Experts”, “Independent Registered Public Accounting Firm”, “Financial Statements” and “Financial Highlights” in the Registration Statement.

/s/ Rothstein Kass

Roseland, New Jersey
May 13, 2014